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                                                                   EXHIBIT 23(C)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Premier Parks Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-3 of Premier Parks Inc. and Six Flags Entertainment Corporation of our report dated March 7, 1997, relating to the consolidated balance sheets of Premier Parks Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                                           KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
February 25, 1998